Exhibit 99.1

15 West 6th Street, Suite 900 · Tulsa, Oklahoma  74119 · (918) 513-4570 · Fax: (918) 513-4571

www.laredopetro.com

LAREDO PETROLEUM ANNOUNCES OFFERING OF SENIOR NOTES

TULSA, OK — March 4, 2015 — Laredo Petroleum, Inc., a Delaware corporation (NYSE: LPI) (“Laredo” or the “Company”), announced today that it intends, subject to market conditions, to publicly offer $350 million in aggregate principal amount of senior unsecured notes due 2023 in a registered underwritten offering.

The Company intends to use the net proceeds of the offering, if completed, together with a portion of the net proceeds from its previously announced common stock offering expected to close on or about March 5, 2015, to redeem all of its 9½% senior notes due 2019. The new senior notes will be senior unsecured obligations of the Company and will be guaranteed on a senior unsecured basis by the Company’s existing subsidiaries and all of its future subsidiaries, with certain exceptions.

BofA Merrill Lynch, BMO Capital Markets, Goldman, Sachs & Co., Wells Fargo Securities and Societe Generale have acted as joint book-running managers for the offering.

This offering is being made pursuant to an effective automatic shelf registration statement, including a base prospectus and a preliminary prospectus supplement related to the offering, previously filed by the Company with the Securities and Exchange Commission (“SEC”). Copies of the base prospectus and the preliminary prospectus supplement may be obtained by visiting the SEC website at www.sec.gov. Alternatively, copies of the base prospectus and the preliminary prospectus supplement may be obtained by contacting any of the joint book-running managers at:

BofA Merrill Lynch 222 Broadway New York, NY 10038 Attn: Prospectus Dept. Email: dg.prospectus_requests@baml.com	BMO Capital Markets Corp. 3 Times Square New York, NY 10036 Attn: Equity Syndicate Dept. Tel: (800) 414-3627 Email: bmoprospectus@bmo.com	Goldman, Sachs & Co. 200 West Street New York, NY 10282 Attn: Prospectus Dept. Tel: (866) 471-2526 Email: prospectus-ny@ny.email.gs.com

Wells Fargo Securities Attn: Client Support 608 2nd Avenue South Minneapolis, MN 55402 Tel: (800) 645-3751 Opt 5 Email: wfscustomerservice@wellsfargo.com	Societe Generale SG Americas Securities, LLC 245 Park Avenue New York, NY 10167 Attn: High Yield Capital Markets Tel: (855) 881-2108

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offer or sale of these securities will be made only by means of a prospectus, including a prospectus supplement, forming a part of the related registration statement.

About Laredo

Laredo Petroleum, Inc. is an independent energy company with headquarters in Tulsa, Oklahoma. Laredo’s business strategy is focused on the acquisition, exploration and development of oil and natural gas properties primarily in the Permian Basin in West Texas.

Additional information about Laredo may be found on its website at www.laredopetro.com.

Forward-Looking Statements

This press release contains forward-looking statements as defined under federal securities laws. All statements, other than statements of historical facts, that address activities that Laredo assumes, plans, expects, believes, intends, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events. The forward-looking statements involve risks and uncertainties, including, among others, that our business plans may change as circumstances warrant and the securities may not ultimately be offered to the public because of general market conditions or other factors. General risks relating to Laredo include, but are not limited to, the risks described in its Annual Report on Form 10-K for the year ended December 31, 2014, the preliminary prospectus supplement and those set forth from time to time in other filings with the SEC. These documents are available through Laredo’s website at www.laredopetro.com under the tab “Investor Relations” or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (“EDGAR”) at www.sec.gov. Any of these factors could cause Laredo’s actual results and plans to differ materially from those in the forward-looking statements. Laredo does not intend to, and disclaims any obligation to, update or revise any forward-looking statement.

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Contact:

Ron Hagood:  (918) 858-5504 — RHagood@laredopetro.com

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